SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934




                         Star Maritime Acquisition Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    85516E206
                                 (CUSIP Number)

                                December 31, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)






     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         Continued on following pages
                           (Page 1 of 30 Pages)
                          Exhibit List: Page 28

CUSIP No. 85516E206                  13G                     Page 2 of 30 Pages

-------------------------------------------------------------------------------

     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         SATELLITE FUND I, L.P.

-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                           70
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           70
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           70
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                     PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 3 of 30 Pages

-------------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE FUND II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                         218,290
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         218,290
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         218,290
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**
                                                                       [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.75%
-----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
                   PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 4 of 30 Pages

-------------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE FUND IV, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                         43,940
OWNED BY       --------------------------------------------------------------

EACH          (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         43,940
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         43,940
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**
                                                                       [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.15%
-----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
                   PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 5 of 30 Pages

-------------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE OVERSEAS FUND, LTD.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                         493,640
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         493,640
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         493,640
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**
                                                                       [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   1.70%
-----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
                   CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 6 of 30 Pages

-------------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            THE APOGEE FUND, LTD. (F/K/A SATELLITE OVERSEAS FUND III, LTD.)
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                         101,620
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         101,620
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         101,620
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**
                                                                       [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.35%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                   CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 7 of 30 Pages

-------------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE OVERSEAS FUND V, LTD.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                           55,270
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           55,270
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           55,270
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                                                                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.19%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                     CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 8 of 30 Pages

-------------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE OVERSEAS FUND VI, LTD.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                           29,440
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           29,440
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           29,440
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.10%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                   CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 9 of 30 Pages

-------------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE OVERSEAS FUND VII, LTD.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                           120
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           120
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           120
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.00%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                     CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 10 of 30 Pages

-------------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE OVERSEAS FUND VIII, LTD.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            CAYMAN ISLANDS
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                         5,370
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         5,370
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         5,370
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**
                                                                       [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
XXX                0.02%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                   CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                   Page 11 of 30 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE OVERSEAS FUND IX, LTD.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            CAYMAN ISLANDS
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                           43,940
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           43,940
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        43,940
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.15%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                   CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 12 of 30 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE STRATEGIC FINANCE PARTNERS, LTD.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            CAYMAN ISLANDS
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                         501,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                         501,000
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   501,000
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**
                                                                       [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   1.73%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                   CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 13 of 30 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE ASSET MANAGEMENT, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                         1,492,700
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         1,492,700
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         1,492,700
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**
                                                                       [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   5.14%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                   PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 14 of 30 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE FUND MANAGEMENT LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                         1,492,700
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         1,492,700
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         1,492,700
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**
                                                                       [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   5.14%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                   OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 15 of 30 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SATELLITE ADVISORS, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                         262,300
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         262,300
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         262,300
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES**
                                                                       [  ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.90%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                   OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 85516E206                  13G                     Page 16 of 30 Pages

-------------------------------------------------------------------------------
Item 1(a).     NAME OF ISSUER:

               STAR MARITIME ACQUISITION CORP. (the "Issuer").

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               c/o Schwartz & Weiss, P.C.
               457 Madison Avenue
               New York, NY 10022

Item 2(a).     NAME OF PERSON FILING:

  This statement is filed by:
  (i)     Satellite Fund I, L.P. ("Satellite I");
  (ii)    Satellite Fund II, L.P. ("Satellite II");
  (iii)   Satellite Fund IV, L.P. ("Satellite IV");
  (iv)    Satellite Overseas Fund, Ltd. ("Satellite Overseas")
  (v)     The Apogee Fund, Ltd. (f/k/a Satellite Overseas Fund III, Ltd.)
          ("Apogee");
  (vi)    Satellite Overseas Fund V, Ltd. ("Satellite Overseas V");
  (vii)   Satellite Overseas Fund VI, Ltd. ("Satellite Overseas VI");
  (viii)  Satellite Overseas Fund VII, Ltd. ("Satellite Overseas VII");
  (ix)    Satellite Overseas Fund VIII, Ltd. ("Satellite Overseas VIII");
  (x)     Satellite Overseas Fund IX, Ltd. ("Satellite Overseas IX");
  (xi)    Satellite Strategic Finance Partners, Ltd. ("SSFP");
  (xii)   Satellite Asset Management, L.P. ("Satellite Asset Management");
  (xiii)  Satellite Fund Management LLC ("Satellite Fund Management"); and
  (xiv)   Satellite Advisors, L.L.C. ("Satellite Advisors").

          This statement relates to Shares (as defined herein) held by (i) Satellite I, Satellite II, Satellite IV (collectively, the "Delaware Funds") over which Satellite Advisors has discretionary trading authority, as general partner, and (ii) Satellite Overseas, Apogee, Satellite Overseas V, Satellite Overseas VI, Satellite Overseas VII, Satellite Overseas VIII, Satellite Overseas IX and SSFP (collectively, the "Offshore Funds" and together with the Delaware Funds, the "Satellite Funds") over which Satellite Asset Management has discretionary investment trading authority. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management and Satellite Advisors each share the same four members that make investment decisions on behalf of the Satellite Funds and investment decisions made by such members, when necessary, are made through approval of a majority of such members.

          The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The address of the business office of each of the Reporting Persons is 623 Fifth Avenue, 19th Floor, New York, NY 10022.

CUSIP No. 85516E206                  13G                     Page 17 of 30 Pages

-------------------------------------------------------------------------------

Item 2(c).     CITIZENSHIP:

     1)   Satellite I is a Delaware limited partnership;

     2)   Satellite II is a Delaware limited partnership;

     3)   Satellite IV is a Delaware limited partnership;

     4)   Satellite Overseas is a Cayman Islands exempted company;

     5)   Apogee is a Cayman Islands exempted company;

     6)   Satellite Overseas V is a Cayman Islands exempted company;

     7)   Satellite Overseas VI is a Cayman Islands exempted company;

     8)   Satellite Overseas VII is a Cayman Islands exempted company;

     9)   Satellite Overseas VIII is a Cayman Islands exempted company;

     10)  Satellite Overseas IX is a Cayman Islands exempted company;

     11)  SSFP is a Cayman Islands exempted company;

     12)  Satellite Asset Management is a Delaware limited partnership;

     13)  Satellite Fund Management is a Delaware limited liability company; and

     14)  Satellite Advisors is a Delaware limited liability company.


Item 2(d).     TITLE OF CLASS OF SECURITIES:

                Common Stock, $.001 par value per share (the "Shares").


Item     3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [X] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

CUSIP No. 85516E206                  13G                     Page 18 of 30 Pages

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          (g) [ ] Parent Holding Company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box: [ ]

CUSIP No. 85516E206                  13G                     Page 19 of 30 Pages

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Item 4.   OWNERSHIP.

         The percentages used herein and in the rest of Item 4 are calculated based upon the 29,026,924 shares of Common Stock issued and outstanding as of December 15, 2005, as described in the Issuer's Form 424B3 filed on December 16, 2005.

         Satellite Fund I, L.P.
         --------------------------
         (a) Amount beneficially owned: 70

         (b) Percent of class: 0.00%

         (c) Number of shares as to which the person has:

             (i)  Sole power to vote or direct the vote                 0
             (ii) Shared power to vote or to direct the vote           70
            (iii) Sole power to dispose or to direct the
                  disposition of                                        0
             (iv) Shared power to dispose or to direct the
                  disposition of                                       70


         Satellite Fund II, L.P.
         --------------------------
         (a) Amount beneficially owned: 218,290

         (b) Percent of class: 0.75%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote       218,290
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
            (iv) Shared power to dispose or to direct the
                 disposition of                                   218,290


          Satellite Fund IV, L.P.
          ------------------------------
         (a) Amount beneficially owned: 43,940

         (b) Percent of class: 0.15%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote        43,940
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
            (iv) Shared power to dispose or to direct the
                 disposition of                                    43,940

CUSIP No. 85516E206                  13G                     Page 20 of 30 Pages

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         Satellite Overseas Fund, Ltd.
         ------------------------------
         (a) Amount beneficially owned: 493,640

         (b) Percent of class: 1.70%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote       493,640
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
           (iv)  Shared power to dispose or to direct the
                 disposition of                                   493,640


         The Apogee Fund, Ltd. (f/k/a Satellite Overseas Fund III, Ltd.)
          ------------------------------
         (a) Amount beneficially owned: 101,620

         (b) Percent of class: 0.35%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote       101,620
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
            (iv) Shared power to dispose or to direct the
                 disposition of                                   101,620


         Satellite Overseas Fund V, Ltd.
         ------------------------------
         (a) Amount beneficially owned: 55,270

         (b) Percent of class: 0.19%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote        55,270
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
            (iv) Shared power to dispose or to direct the
                 disposition of                                    55,270

CUSIP No. 85516E206                  13G                     Page 21 of 30 Pages

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        Satellite Overseas Fund VI, Ltd.
         ------------------------------
         (a) Amount beneficially owned: 29,440

         (b) Percent of class: 0.10%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote        29,440
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
            (iv) Shared power to dispose or to direct the
                 disposition of                                    29,440


         Satellite Overseas Fund VII, Ltd.
         ------------------------------
         (a) Amount beneficially owned: 120

         (b) Percent of class: 0.00%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote           120
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
           (iv)  Shared power to dispose or to direct the
                 disposition of                                       120



          Satellite Overseas Fund VIII, Ltd.
          ------------------------------
         (a) Amount beneficially owned: 5,370

         (b) Percent of class: 0.02%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote         5,370
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
            (iv) Shared power to dispose or to direct the
                 disposition of                                     5,370

CUSIP No. 85516E206                  13G                     Page 22 of 30 Pages

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          Satellite Overseas Fund IX, Ltd.
          ------------------------------
         (a) Amount beneficially owned: 43,940

         (b) Percent of class: 0.15%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote        43,940
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
            (iv) Shared power to dispose or to direct the
                 disposition of                                    43,940


         Satellite Strategic Finance Partners, Ltd.
          ------------------------------
         (a) Amount beneficially owned: 501,000

         (b) Percent of class: 1.73%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote       501,000
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
            (iv) Shared power to dispose or to direct the
                 disposition of                                   501,000


         Satellite Asset Management, L.P.
         ---------------------------------
         (a) Amount beneficially owned: 1,492,700

         (b) Percent of class: 5.14%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote     1,492,700
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
           (iv)  Shared power to dispose or to direct the
                 disposition of                                 1,492,700

CUSIP No. 85516E206                  13G                     Page 23 of 30 Pages

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         Satellite Fund Management LLC
         --------------------------
         (a) Amount beneficially owned: 1,492,700

         (b) Percent of class: 5.14%

         (c) Number of shares as to which the person has:

                (i) Sole power to vote or direct the vote               0
               (ii) Shared power to vote or to direct the vote  1,492,700
              (iii) Sole power to dispose or to direct the
                    disposition of                                      0
               (iv) Shared power to dispose or to direct the
                    disposition of                              1,492,700


         Satellite Advisors, L.L.C.
         --------------------------
         (a) Amount beneficially owned: 262,300

         (b) Percent of class: 0.90%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or direct the vote                  0
            (ii) Shared power to vote or to direct the vote       262,300
           (iii) Sole power to dispose or to direct the
                 disposition of                                         0
            (iv) Shared power to dispose or to direct the
                 disposition of                                   262,300


                  Satellite Asset Management, Satellite Fund Management and Satellite Advisors expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

CUSIP No. 85516E206                  13G                     Page 24 of 30 Pages

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Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ]

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  The investment manager of the Offshore Funds and the general partner of the Delaware Funds each have the power to direct the receipt of dividends from, or proceeds from the sale of, the securities held for the accounts of their respective funds.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            This Item 7 is not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Item 8 is not applicable.


Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            This Item 9 is not applicable.


Item 10.    CERTIFICATION.

             Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 85516E206                  13G                     Page 25 of 30 Pages

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                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2006          SATELLITE FUND I, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 85516E206                  13G                     Page 26 of 30 Pages

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DATED:  February 14, 2006          THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 85516E206                  13G                     Page 27 of 30 Pages

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DATED:  February 14, 2006          SATELLITE OVERSEAS FUND IX, LTD.
                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE STRATEGIC FINANCE PARTNERS, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006           SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 14, 2006           SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  February 14, 2006           SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. 85516E206                  13G                     Page 28 of 30 Pages

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                                    EXHIBIT A

                             JOINT FILING AGREEMENT


          The undersigned hereby agree that this statement on Schedule 13G with respect to the Common Stock of Star Maritime Acquisition Corp., dated as of February 14, 2006, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.


DATED:  February 14, 2006          SATELLITE FUND I, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 85516E206                  13G                     Page 29 of 30 Pages

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DATED:  February 14, 2006          THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 85516E206                  13G                     Page 30 of 30 Pages

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DATED:  February 14, 2006          SATELLITE OVERSEAS FUND IX, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006          SATELLITE STRATEGIC FINANCE PARTNERS, LTD.
                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2006           SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 14, 2006           SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  February 14, 2006           SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact